Filed pursuant to Rule 433
Registration no. 333-156101-03
Qwest Corporation
$575,000,000 7.375% Notes due 2051
Pricing Term Sheet
Date: June 1, 2011

Issuer:	Qwest Corporation

Security:	$575,000,000 7.375% Notes due 2051

Anticipated Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Principal Amount:	$575,000,000

Over-allotment Option:	$86,250,000

Trade Date:	June 1, 2011

Settlement Date:	T+5; June 8, 2011

Maturity Date:	June 1, 2051

Coupon:	7.375%

Interest Payment Dates:	March 1, June 1, September 1 and December 1 of each year, beginning September 1, 2011

Price to Public:	$25 per Note

Optional Redemption:	Callable at par, in whole or in part, at any time on or after June 1, 2016

Listing:	The Issuer intends to list the Notes on the New York Stock Exchange and expects trading in the Notes to begin within 30 days after the Settlement Date.

CUSIP/ISIN:	74913G 204/US74913G2049

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Lead Manager:	RBC Capital Markets, LLC

Co-Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 1-877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC at 1-800-326-5897.